Signature Page for Custodial Agreement

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered in its name and on its behalf by its representatives thereunto duly authorized, all as of the day and year first above written.

ATTEST:

                                             TANAKA FUNDS, INC.

Victoria A. McCann                            By: Graham Y. Tanaka
Secretary                                         President

ATTEST:                                      FIRSTAR BANK, N.A.

Lynnette C. Gibson                           By: Martha A. Croxton
                                                 Senior Vice President